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EXHIBIT 99(c)

                               HECHINGER COMPANY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (unaudited)
                                 (in thousands)

                                                                                          26 WEEKS ENDED
                                                                              AUG. 3, 1996            JUL. 29, 1995
                                                                             --------------          ---------------
CASH FLOWS FROM (USED IN) OPERATING ACTIVITIES

Net earnings                                                                    $   6,225               $   10,306
Adjustments to reconcile earnings to net cash provided by
    operating activities:
    Unusual charges                                                               (17,705)                 (18,641)
    Depreciation and amortization                                                  28,866                   28,949
    Deferred income taxes                                                               -                    5,716
    Deferred rent expense                                                            (636)                     987

CHANGES IN OPERATING ASSETS AND LIABILITIES

Merchandise inventories                                                           (45,936)                  25,508
Other current assets                                                              (11,698)                  (1,539)
Accounts payable and accrued expenses                                              31,840                   24,767
Income taxes payable                                                               11,302                   (2,496)
                                                                             --------------          ---------------

NET CASH FLOWS FROM OPERATING ACTIVITIES                                            2,258                   73,557
                                                                             --------------          ---------------

CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES

Property, furniture, equipment and other assets:
    Additions                                                                     (29,990)                 (68,430)
    Disposals                                                                      16,737                    2,536
Marketable securities:
    Purchases                                                                           -                 (108,380)
    Proceeds from sales                                                                 -                   98,526
                                                                             --------------          ---------------

NET CASH FLOWS USED IN INVESTING ACTIVITIES                                       (13,253)                 (75,748)
                                                                             --------------          ---------------

CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES
Proceeds from revolving credit facility                                           268,355                        -
Payments to revolving credit facility                                            (202,143)                       -
Dividends paid to stockholders                                                          -                   (2,831)
Other                                                                              (1,194)                    (992)
                                                                             --------------          ---------------

NET CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES                                 65,018                   (3,823)
                                                                             --------------          ---------------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                   54,023                   (6,014)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                     35,785                   26,252
                                                                             --------------          ---------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                                      $  89,808               $   20,238
                                                                             ==============          ===============

SUPPLEMENTAL INFORMATION
    Cash payments for income taxes                                              $       -               $    2,853
    Cash payments for interest, net of amount capitalized                       $  20,132               $   15,619
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See notes to consolidated financial statements.

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